Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Adam Weiner / Joel Steinhaus

Kekst and Company

212-521-4800

U.S. ENERGY SYSTEMS RECEIVES COURT-ORDERED ADJOURNMENT OF

SPECIAL MEETING OF STOCKHOLDERS

Avon, Connecticut, January 29, 2008—U.S. Energy Systems, Inc. (Pink Sheets: USEY) today reported that the parties to the previously filed Delaware Court of Chancery litigation have requested and the Chancery Court has ordered an adjournment of the Company’s Special Meeting of Stockholders, previously scheduled to take place at noon today, January 29, 2008. The parties to the litigation requested the order for a one-week adjournment so that they can pursue discussions to try to achieve a settlement.

The Special Meeting of Stockholders has been adjourned until Tuesday, February 5, 2008. The Company asks all stockholders planning to attend the meeting today to make alternative plans. The Company said that it would update stockholders about further developments regarding the Special Meeting of Stockholders.

Additional information can be found at the Company’s website: www.usenergysystems.com.

About U.S. Energy Systems, Inc.

U.S. Energy Systems, Inc. is an owner of green power and clean energy and resources. USEY owns and operates energy projects in the United States and United Kingdom that generate electricity, thermal energy and gas production. Certain matters discussed in this press release are forward-looking statements, and certain important factors may affect the Company’s actual results and could cause actual results to differ materially from any forward-looking statements made in this release, or which are otherwise made by or on behalf of the Company. Such factors include, but are not limited to: the Company’s ability to effect a successful restructuring or recapitalization in Chapter 11 bankruptcy proceedings; the Company’s ability to continue as a going concern; the Company’s ability to fund and complete ongoing projects, including the expansion of the Company’s UK assets, in a timely manner; the final results of the updated reserve reports and 3D seismic study of the Company’s gas reserves structures; the Company’s ability to develop a commercially viable revised business plan for the UK assets and the business as a whole; failure to realize the estimated savings or operating results of acquisitions, and other risks associated with acquisitions generally, including risks relating to managing and integrating acquired businesses; changes in market conditions and the impact of market conditions on the Company’s capital expenditures; the impact of competition; changes in local or regional economic conditions, and the amount and rate of growth in expenses; changes in UK or U.S. federal or state laws and their interpretation with respect to regulation, energy policy and other business issues; and the ability to comply with environmental laws and regulations and to obtain necessary permits; and other risks detailed from time to time in USEY’s Securities and Exchange Commission filings, including its Annual Report on Form 10-K for the year ended December 31, 2006 and its Current Reports on Form 8-K dated June 25, 2007, August 31, 2007, October 1, 2007, October 9, 2007, and October 16, 2007, January 9, 2008, January 19, 2008, and January 24, 2008. The Company does not undertake to update any of the information set forth in this press release.

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